Exhibit 99.1

Whitestone REIT Receives $33.4 Million Payment From Pillarstone Settlement Agreement

December 15, 2025 – On December 12th, Whitestone REIT (NYSE: WSR), a neighborhood-focused owner and operator of open-air shopping centers in Texas and Arizona, received $33.4 million from Pillarstone Capital REIT Operating Partnership, L.P. (the “Partnership”) following the Bankruptcy court’s, approval of a settlement agreement under Bankruptcy Rule 9019.

The settlement agreement directs the Partnership to distribute all funds remaining after the payment of $4.05 million to Pillarstone Capital REIT and a reserve of $2.5 million for claims, taxes and administrative expenses to Whitestone.

Remaining in the Pillarstone estate, after the $33.4 million distribution to Whitestone and the $4.05 million distribution to Pillarstone Capital REIT, is approximately $4.0 million in cash and $2.5 million in reserves. Whitestone expects to receive the $4.0 million in cash and any excess from the $2.5 million in reserves in 2026. These amounts are in addition to a $13.6 million payment made to Whitestone in November related to Whitestone’s secured claim for the Uptown Tower guaranty payment.

“Our focus has been and will continue to be on leveraging our differentiators to deliver consistent long-term 5 – 7% annual Core FFO per share growth for shareholders. The settlement and subsequent payments strengthen Whitestone’s balance sheet as we head into 2026,” said Whitestone CEO Dave Holeman.

On Friday, December 12, Whitestone paid down the Company’s revolver balance by $33.4 million.

Since the end of the third quarter, Whitestone has acquired two properties (World Cup Plaza and Ashford Village) which the company anticipates will enhance growth via remerchandising opportunities. In addition, Whitestone disposed of one property (Kempwood Plaza) where significant value was created prior to disposition.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a community-centered real estate investment trust (REIT) that acquires, owns, operates, and develops open-air, retail centers located in some of the fastest growing markets in the country: Phoenix, Austin, Dallas-Fort Worth, Houston and San Antonio.

Our centers are convenience focused: merchandised with a mix of service-oriented tenants providing food (restaurants and grocers), self-care (health and fitness), services (financial and logistics), education and entertainment to the surrounding communities. The Company believes its strong community connections and deep tenant relationships are key to the success of its current centers and its acquisition strategy. For additional information, please visit the Company's investor relations website.

Contacts:

For Whitestone REIT – Investors

David Mordy

(713) 435-2219

ir@whitestonereit.com

For Whitestone REIT – Media:

Matthew Chudoba

WhitestonePR@icrinc.com